Exhibit 99.1
EM Holdings B.V.
February 25, 2009
Biovail Corporation (the “Corporation”)
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Each of the members of the Board of Directors of the Corporation
Dear Sirs,
Please find enclosed a requisition (the “Requisition”) pursuant to Section 143 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”), requisitioning the directors of the Corporation to call a meeting of the shareholders of the Corporation for the purposes set out in the Requisition. The Requisition is hereby delivered to the Corporation and each of its current members of the Board of Directors of the Corporation pursuant to Subsection 143(2) of the CBCA.
The undersigned requisitioners (the “Requisitioners”) confirm that the undersigned hold not less than 5% of the issued shares of the Corporation. The Requisitioners further confirm that if the Board of Directors determines that it is in the best interests of the Corporation to combine the business set out in the Requisition with the Corporation’s annual general meeting for 2009, the Requisitioners have no plans to oppose such combination so long as such combined meeting is not held materially later than is customary for the Corporation.

Sincerely,

EM HOLDINGS B.V.

Per:	(Signed) “J. B. Unsworth”
Name:	J. B. Unsworth

Per:	(Signed) “M. M. Atikian”
Name:	M. M. Atikian

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(Signed) “Hazeldean Lovell”	)	(Signed) “Eugene Melnyk”
Witness	)	Eugene Melnyk